EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

December 9, 2011

NuStar Energy L.P.

2330 N. Loop 1604 West

San Antonio, Texas 78248

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a prospectus supplement dated December 6, 2011 (the “Prospectus Supplement”) forming a part of the registration statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on May 13, 2010 (the “Registration Statement”), relating to the offer and sale (the “Offering”) of 6,037,500 common units representing limited partner interests in the Partnership (including the common units to be issued upon exercise of the underwriters’ option to purchase 787,500 additional common units) (the “Common Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the captions “Material Tax Consequences” in the Registration Statement and “Tax Considerations” in the Prospectus Supplement (the “Discussion”).

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

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NuStar Energy L.P.

December 9, 2011

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP